UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2015

FRANKLIN CREDIT MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54781	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code: (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On January 20, 2015, Franklin Credit Management Corporation, a Delaware corporation (the “Company”) filed amendments to its Certificate of Incorporation, as amended (the “Certificate of Incorporation”) that (i) effectuated a 1-for-200 reverse stock split (the “Reverse Stock Split”) of its outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), whereby each share of the Company’s Common Stock outstanding immediately prior to the Reverse Stock Split was converted into one two hundredth (1/200) of a share of post-Reverse Stock Split Common Stock, except that shares of Common Stock held by shareholders of record owning fewer than 200 shares of Common Stock immediately prior to the Reverse Stock Split were converted into the right to receive a cash payment of $0.50 for each share of Common Stock held by such shareholder immediately before the Reverse Stock Split and (ii) immediately following the Reverse Stock Split, effectuated a 200-for-1 forward stock split, whereby each share of post-Reverse Stock Split Common Stock was converted into two hundred (200) shares of Common Stock (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Reverse/Forward Split”).

Copies of the amendments effecting the Reverse Stock Split and the Forward Stock Split are filed herewith as Exhibits 3.1 and 3.2 and are incorporated herein by reference.

Shareholders of record who owned less than 200 shares of Common Stock prior to the Reverse Stock Split will be cashed out and will no longer be shareholders of the Company. Such shareholders who hold physical stock certificates will be required to return their stock certificates to Computershare, the Company’s exchange agent for the Reverse/Forward Split, prior to receiving the cash consideration for their shares.

Shareholders of record who owned 200 or more shares of Common Stock prior to the Reverse Stock Split (including those who held shares of Common Stock in “street name” for any individual beneficial owners that held ownership in less than 200 shares of Common Stock prior to the Reverse Stock Split) will not be cashed out and will own the same number of shares of Common Stock after the Reverse/Forward Split as they owned prior to the Reverse Stock Split. However, the exchange agent is requesting that such shareholders who hold physical certificates return their stock certificates to the exchange agent so that such certificates can be reissued representing the same number of shares of Common Stock but reflecting the new CUSIP number for the Common Stock.

Shareholders should not send stock certificates to the Company or, except as otherwise directed and requested, the exchange agent. Shareholders should not destroy any stock certificates, nor should they submit any stock certificates until requested to do so by the exchange agent. The Company currently expects to provide shareholders with an instruction letter regarding the Reverse/Forward Split within approximately the next five business days.

Item 8.01 Other Events.

The Company has completed the previously announced Reverse Stock Split at a ratio of 1-for-200 and Forward Stock Split at a ratio of 200-for-1. Shares of Common Stock held by shareholders of record owning fewer than 200 shares of pre-Reverse Stock Split shares at the close of business on January 20, 2015 have been cancelled, and such shareholders will receive a cash payment of $0.50 per pre-split share. For more information regarding the Reverse/Forward Split, please refer to the definitive Information Statement filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2014 and furnished to shareholders during the period of November 21 and 28, 2014, inclusive. In addition, a final amendment to the Rule 13E-3 Transaction Statement on Schedule 13E-3, which was previously filed with the Commission, will shortly be filed to report the results of the Reverse/Forward Split.

After giving effect to the Reverse/Forward Split, the Company’s Common Stock will begin trading on or about January 22, 2015 under the new CUSIP number 353491202. It is anticipated that the Company’s Common Stock will continue to trade under the symbol “FCRM” on the Grey Sheets.

As permitted by Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following determination by the Company that the number of shareholders of record of the Company’s common stock is fewer than 300, the Company intends to file with the Commission a Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 on Form 15 (the “Form 15”). The Form 15 will notify the Commission of the withdrawal of the Company’s Common Stock from registration under Section 12(g) of the Exchange Act in accordance with Rule 12g-4(a)(1) under the Exchange Act. The deregistration is expected to become effective 90 days after filing of the Form 15. Upon suspension of its reporting obligations, the Company currently intends to provide at least limited financial information to allow for public trading of the Company’s Common Stock on the Grey Sheets, although there can be no assurance that the Company will undertake to provide, or continue to provide, such limited information, or that any trading market for the Company’s Common Stock will exist, after the Company has filed the Form 15.

Item 1.01 Modification of a Material Definitive Agreement.

On January 20, 2015, in connection with and subject to the consummation and effectiveness of the Reverse/Forward Split, Paul D. Colasono, Chief Operating Officer and Executive Vice President of the Company, agreed to waive that portion of his employment agreement with the Company effective as of March 28, 2005, as amended, that would otherwise have entitled him to receive certain payments/benefits following a deregistration of the Common Stock with the SEC were he to terminate his employment following the consummation and effectiveness of the Reverse/Forward Split.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement with Paul D. Colasono, dated January 20, 2015.
3.1	Certificate of Amendment to Certificate of Incorporation to effect the Reverse Stock Split.
3.2	Certificate of Amendment to Certificate of Incorporation to effect the Forward Stock Split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Management Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2015

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Kevin P. Gildea
Name:	Kevin P. Gildea
Title:	EVP, Chief Legal Officer & Secretary